Exhibit 99.1

IRIDEX Announces the Appointment of Doris Engibous to its Board of Directors

Mountain View, Calif. April 21, 2020 -- IRIDEX Corporation (NASDAQ: IRIX), a provider of innovative ophthalmic laser-based medical products for the treatment of glaucoma and retinal diseases, today announced the appointment of Doris Engibous to its board of directors effective April 20, 2020. The Company will also nominate Ms. Engibous for re-election to the board at its 2020 Annual Meeting of Stockholders.

“I am delighted to welcome Doris to our board of directors,” said Robert Gunst, chairman of the board of IRIDEX. “Doris has an ideal background given her extensive experience leading and guiding successful medical technology companies. Her skills are very complementary to our team and we are confident she can help guide the Company to greater business success and increased shareholder value.”

On her appointment, Ms. Engibous commented, “I am honored to join the IRIDEX board as they advance commercialization and expand their market share with a unique laser-based approach to glaucoma treatment. I look forward to contributing my expertise to the Company’s commercialization strategy to further IRIDEX's position in treating sight-threatening diseases.”

Maria Sainz has notified the IRIDEX board that she will not stand for re-election at the Company’s 2020 Annual Shareholder Meeting. Ms. Sainz has served on the IRIDEX board since April 2018. The entire IRIDEX team greatly appreciates her service and insights, which have contributed significant value to shareholders and the growth of the business.

Following the retirement of Ms. Sainz, the Company’s board will be composed of six directors.

About Doris Engibous

Ms. Engibous has been an independent consultant and advisor to medical technology companies and executives since 2010. She currently serves on the board of directors of Imricor Medical Systems Inc., a pioneer and leader in developing MRI-compatible products for cardiac catheter ablation procedures and GI Supply Inc., a family-owned provider of innovative medical products. Previously, Ms. Engibous served on the board of directors of Natus Medical Inc., a $500 million leading provider of healthcare products, as well as the National Kidney Foundation serving Minnesota, the Dakotas and Iowa.

From 2004 to 2010, Ms. Engibous served as President and CEO of Hemosphere Inc., an early stage, venture capital funded medical technology company, prior to its acquisition by CryoLife

Inc. Prior to 2004, Ms. Engibous served 18 years in several executive capacities at Nellcor and its successors Nellcor Puritan Bennett Inc., Mallinckrodt Inc., and Tyco Healthcare including President of Nellcor, and was responsible for the integration of Nellcor into Mallinckrodt and later Tyco Healthcare. She holds a Bachelor of Science degree in Chemical Engineering from the University of Michigan.

About IRIDEX

IRIDEX is a worldwide leader in developing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma, diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States and Germany through a direct sales force and in more than 100 countries through a network of independent distributors. For further information, visit the IRIDEX website at http://www.iridex.com/.

Investor Relations Contact
Leigh Salvo
(415) 937-5404
investors@iridex.com

Media Contact
Jamie Hall
Pascale Communications, LLC.
(724) 417-0167
pr@iridex.com